ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                               UPTICK CONSULTING, INC.

     Pursuant to the provisions of Georgia Business Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:     The name of the corporation is Uptick Consulting, Inc.

SECOND:     The following amendment was adopted by the shareholders of the corporation on March 11, 1999 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code by unanimous consent as permitted by
Section 14-2-704(a) of the Georgia Business Corporation Code:

            Article II of the Articles of Incorporation is amended to read in its entirety as follows:

            "The corporation has authority to issue not more than Ten Million (10,000,000) shares of common stock, no par value."

THIRD:     The amendment does not provide for the exchange,
reclassification or cancellation of any issued shares.

Dated this 11th day of March, 1999.

                                         UPTICK CONSULTING, INC.

                                         /s/ Michael D. Dion
                                         By: Michael D. Dion, President